July 16, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We have read the statements made by John D. Hughes, Treasurer of The Putnam Funds (copy attached), which we understand will be filed in response to Sub-Item 77k of Form
N-SAR and agree with the statements concerning our firm contained therein.

Very truly yours,



/s/ PricewaterhouseCoopers